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                                                                  EXHIBIT 10.14


                             DISTRIBUTION AGREEMENT

                 This Distribution Agreement ("Agreement") is entered into as of April 18, 1997 (the "Effective Date") between Interpore Orthopaedics, Inc., a Delaware corporation with its principal place of business at 181 Technology Drive, Irvine, California 92618 ("Manufacturer"), Steri-Oss Inc., a Delaware corporation with its principal place of business at 22895 East Park Drive, Yorba Linda, California 92887 ("Distributor").

                                    RECITALS

         A. Manufacturer has developed and manufactures a proprietary bone void filler. Certain products utilizing such technology are labeled, marketed and distributed by Manufacturer as Interpore 200(R) Porous Hydroxyapatite Bone Void Filler (IP 200), to be used for certain oral/maxillofacial bone grafting indications. Such products are specified on Schedule I attached hereto and made a part hereof (referred to herein collectively, as the "Products");

         B. Distributor is engaged, among other things, in the manufacture and distribution of dental implant products throughout the world; and

         C. Manufacturer desires to appoint Distributor as its non-exclusive distributor of the Products, and Distributor desires to accept such appointment, in each case, upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENT

                 IN CONSIDERATION for the undertakings and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manufacturer and Distributor agree as follows:

         1. Appointment as Distributor. Manufacturer hereby grants to Distributor, and Distributor hereby accepts such grant of, the right (the "Distribution Rights") to warehouse, promote, market, distribute and sell the Products, for certain oral/maxillofacial bone grafting applications under the marks "Interpore 200(R) " or "IP 200" (the "Private Label"). The territory ("Territory") for Distributor's Distribution Rights is world-wide for oral/maxillofacial bone grafting applications of the Products. Distributor's Distribution Rights shall be on an exclusive basis beginning on that date which is 180 days from the Effective Date and continuing for the term of this Agreement. On and after that date which is 180 days from the Effective Date, Manufacturer shall not, and shall not permit its Affiliates to, grant any distribution or license rights in the Territory to any other person with respect to the Products for oral/maxillofacial bone grafting applications, nor shall it directly sell, distribute or otherwise deliver any Products to any person, firm or entity for oral/maxillofacial bone grafting applications other than Distributor during the term of this Agreement.

                 During the term of this Agreement Manufacturer agrees to supply Distributor with Products as ordered on a continuous basis. Distributor agrees to buy such Products from Manufacturer and use its best efforts to sell Products in the Territory.

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                 Manufacturer makes no representation or warranty that
Distributor will achieve any particular level of sales of the Products within the Territory.

                 The parties acknowledge that, notwithstanding any other provision of this Section 1, Manufacturer has a relationship with Tokuyama Soda Co., Ltd. ("Tokuyama Soda") which by its terms may entitle Tokuyama Soda to negotiate for the consummation of an exclusive distribution agreement for hydroxyapatite products for oral surgery/dental applications in the market territories of Japan and Far East Asia (excluding Australia and New Zealand). The parties acknowledge that the exclusivity of Distributor's rights pursuant to this Section 1 are subject to and may be affected by the rights of Tokuyama Soda only with respect to the Japanese market. Manufacturer and Distributor agree that each of them will cooperate with the other and to act in good faith in their dealings with Tokuyama Soda to resolve any conflicts relating to Tokuyama Soda's rights to distribution of the Products.

         2. Products and Conditions. Products shall mean the Products listed in Schedule I. Manufacturer shall be entitled at any time to add, replace or delete any item to the Products listed in Schedule I, provided that any replacement of any Product shall be substantially equivalent in function to the replaced Product and provided that it so advises Distributor in writing at least 90 days in advance and specifies the effective date of the change made to
Schedule I, and provided further that the deletion of any product for other than regulatory reasons shall be by the mutual agreement of the parties which shall not be unreasonably withheld.

                 Any modifications, updates, developments, engineering changes or supplements which collectively or individually affect the form, fit or function of the Products (collectively, the "Product Changes") shall be incorporated into the Products offered for sale by Manufacturer to Distributor pursuant to the terms of this Agreement. Manufacturer shall be responsible for obtaining all FDA approvals or clearances, if applicable. Manufacturer shall disclose all proposed Product Changes to Distributor with at least 30 days prior notice. Manufacturer also agrees to provide Distributor with price lists and preproduction samples of the Products incorporating the Product Changes for evaluation as reasonably may be requested by Distributor. Such Product Changes shall be deemed to be Products hereunder and all terms and conditions contained herein with respect to the Products (including Distributor's Distribution Rights as set forth in Section 1) shall equally apply to such Product Changes. Distributor shall be responsible for determination of foreign regulatory requirements and notifications required to support distribution of Product Changes within the Territory, if applicable.

                 It is understood and agreed that Manufacturer manufactures and distributes other products containing the same or similar technology as embodied in the Products, which other products are marketed and distributed under names other than "Interpore 200" and "IP 200" and primarily for applications other than oral/maxillofacial bone grafting applications. Distributor shall have no right hereunder to distribute such other products and this Agreement shall not affect Manufacturer's right to grant distribution rights to others with respect to, or the rights of others to distribute, such other products.

         3. Status as Independent Contractor. Each party shall be an independent contractor in relationship of the other party hereunder, and this Agreement does not create in any manner or for





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any purpose whatsoever an employer-employee or a principal-agent relationship between Manufacturer and Distributor. Neither party is authorized to enter into agreements for or on behalf of the other party, create any obligation or responsibility, express or implied, for or on behalf of the other party, accept payment of any obligation due or owed to the other party, accept service of process for the other party, or bind the other party in any manner or thing whatsoever. Neither party shall list, print or display the other party's name in such a manner as to indicate or imply that there is an employer-employee or a principal-agent relationship between Manufacturer and Distributor.

                 Distributor, as an independent contractor, shall appoint and supervise its own employees to carry out Distributor's obligations hereunder. Distributor shall have sole responsibility for its employees, and all associated risks and expense shall be borne by Distributor. Distributor shall comply with all applicable local, state and federal laws governing the operation of its business or the employment of its personnel, including without limitation, federal and state tax laws, workers and unemployment compensation laws and/or labor standards. Distributor shall ensure that its employees shall not have any claim against Manufacturer for compensation, reimbursement or right of contract and shall indemnify Manufacturer for all such claims and related costs and expenses.

         4.      Terms of Sale.

                 a. The price for the Products shall be 50% of the suggested list prices set forth on Schedule II attached hereto and made part hereof; provided, however, on a quarterly basis, Distributor shall deliver a report to Manufacturer setting forth the Products sold outside the United States, accompanied by such documentation as Manufacturer may reasonably request, and within 30 days of receipt of the report Manufacturer shall rebate to Distributor an amount equal to 10% of the suggested list price of such Products to reflect the price differential for products purchased for resale outside the United States. The parties acknowledge that in certain circumstances with respect to sales outside the United States, a larger discount may be appropriate, and agree to negotiate in good faith toward such larger discount where applicable. Distributor is free to determine the prices at which it will resell the Products. Manufacturer may initiate a price change annually for the Products payable by Distributor hereunder consistent with the limitations set forth in this Section ("Price Changes"), which shall be set forth in a revised price list delivered by Manufacturer to Distributor. Each price change shall be limited to the percentage increase in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Subgroup "all items," entitled "Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Los Angles- Anaheim-Riverside Average (1982-1984 = 100)" ("CPI") between the Index in effect as of the date of the existing suggested list price and the Index in effect on the date of the price change. If at any price change date there shall not exist the Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series) in the same format as recited in this Section 4a, Manufacturer shall substitute any official index published by the Bureau of Labor Statistics, or successor or similar governmental agency, as may then be in existence and shall be most nearly equivalent thereto. Price Changes will be effective as of 45 days following Distributor's receipt of such revised price list and Distributor will pay for the Products in accordance with the Price Changes on all orders made on or after such 45 day period. Terms of





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sale are F.O.B. Interpore Orthopaedics, Inc., Irvine, California.  Transfer of
title and risk of loss shall pass to Distributor when the Products are delivered to a common carrier or, if not so delivered, when the Products are delivered to Distributor. No shipment shall be made under extended reservation of proprietary rights unless Manufacturer has information indicating inability on the part of Distributor to pay invoices to Manufacturer as they become due, in which case Manufacturer shall be entitled to make shipment under extended reservation of proprietary rights once notice has been provided to Distributor. Manufacturer shall have the right to request and receive from Distributor any and all supporting documentation relating to resales of the Products outside of the United States. Manufacturer and Manufacturer's accountants shall have the right to audit Distributor's books and records should a dispute arise. No payments shall be required to be made pursuant to the proviso of this Section 4a, while a dispute or audit is pending or until all information requested by Manufacturer is delivered by Buyer.

                 b. All packaging and labeling will include the identities of both Manufacturer and Distributor in such size and at such location as may be agreed upon by Manufacturer and Distributor. Distributor shall be eligible to utilize the "Interpore 200" or "IP 200" tradenames or any other tradename in the marketing and distribution of the Products, pursuant to the terms of Section 12 hereof.

                 c. Distributor shall pay (or reimburse Manufacturer), as a separate item, all taxes (exclusive of income taxes) however designated, or amounts legally levied in lieu thereof based on or measured by the amount charged for the Products delivered to Distributor under this Agreement or on their use, now or hereafter imposed under the authority of any federal, state or local taxing jurisdiction. If Distributor is purchasing the Product for resale and claiming a tax exemption in connection herewith, Distributor must furnish Manufacturer with an applicable resale certificate.

                 d. All payments by Distributor to Manufacturer shall be made in U.S. Dollars, without set-off or counterclaim and free and clear of, and without deduction for, any taxes, levies, import duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein, unless Distributor is compelled by law to make such deduction or withholding. If any such obligation to make such deduction or withholding is imposed upon Distributor with respect to any amount payable by it hereunder, Distributor will pay to Manufacturer, on the date on which the said amount becomes due and payable, such additional amount as shall be necessary to enable Manufacturer to receive the same net amount it would have received on such due date had no such obligation been imposed upon Distributor.

                 e. Invoices for the Products will be issued upon shipment. Payment for these invoices shall be made in full thirty (30) days from the date of invoice. In the event Distributor defaults in making payment for the Product sold to it hereunder, and such default is not cured within 30 days after written notice, Manufacturer may, without limitation to Manufacturer's other rights and remedies, suspend further shipments to Distributor until Manufacturer receives adequate assurances of payment.





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                 f.       Manufacturer shall ship Products ordered hereunder
only to Distributor's primary facility. Manufacturer will use its best efforts to meet each order for the Products placed by Distributor on or before the requested shipment date, provided such date is at least thirty (30) days following the date on which Manufacturer receives the order.

                 g. Manufacturer agrees to manufacture and sell to Distributor the Products meeting the Specification attached hereto as Schedule
IV. Orders for Products shall be on written forms ("Purchase Orders") stating therein the quantity and type of Products desired and the date and destination of delivery.

                 h. Distributor's purchase of Products is expressly limited to the terms and conditions set forth in this Agreement. If Distributor's Purchase Order sets forth terms and conditions in addition to the quantity and type of Product and the date and destination of delivery desired or terms and conditions inconsistent herewith, such additional terms and conditions contained therein shall be of no force or effect whatsoever between the parties hereto.

                 i. Delivery of Products purchased by Distributor shall be made to a common carrier on the date specified on Distributor's Purchase Order, provided, however, that such date is at least 30 days from the date on which Manufacturer receives the Purchase Order relating to that shipment.

                 j. Title of Products and the risk of loss thereof shall pass to Distributor when the Products are delivered to a common carrier or, if not so delivered, when the Products are delivered to Distributor.

                 k. Each shipment of Products shall be accompanied by a Certificate, signed by a quality control representative of Manufacturer, certifying that the Products conform to the Specification applicable to the Products. Upon the arrival of Products at the destination designated by Distributor in the Purchase Order, Distributor shall promptly inspect the Products and shall give written notice to Manufacturer within 30 days after the arrival of any claims if the Products do not conform with the Specification set forth in this Agreement. If Distributor retains the Products in its possession after arrival at the destination designated in its Purchase Order without giving Manufacturer such notice within the 30-day period described above, such failure to give timely notice shall constitute acceptance of the Products by Distributor.





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                 l.       Any lot of Products delivered to Distributor by
Manufacturer which does not conform to the Specification and is rejected by Distributor pursuant to this Section 4 will be promptly replaced by Manufacturer. If replacement is not feasible, any sums actually paid therefor will be promptly refunded by Manufacturer. The remedy of replacement or refund is available only if such non-conformance was not caused by Distributor's misuse, unauthorized modifications, neglect, improper testing or improper storage, including without limitation storage at inappropriate temperatures, transportation, use beyond any dating provided, accident, fire or other hazard. In no event shall Manufacturer be responsible for any loss or damage after delivery of Products in good order and condition to Distributor, unless such loss or damage arises as a result of failure of such Products to conform to the Specification. Distributor shall bear all expense and costs incurred in connection with Products rejected or returned by customers of Distributor. Manufacturer's liability to Distributor for Products returned pursuant to this
Section 4 shall be limited to replacement or refund as specified herein.

         5.      Duties and Covenants of Distributor.

                 a. Distributor shall use its best efforts to promote, market and sell the Products in the Territory and to develop the sales potential for the Products throughout the Territory. Distributor shall conduct its business in an efficient, professional and responsible manner so as to enhance and support the reputation and goodwill of the Products in the Territory.

                 b. Distributor shall maintain a Product inventory, sales force and warehouse facilities in the Territory reasonably sufficient to perform all of its duties hereunder.

                 c. Distributor shall produce the sales, marketing, promotional and other informational material regarding the Products for use in the Territory in reasonable quantity at its own expense. All material and literature regarding the Products shall be approved by Manufacturer prior to its printing, which approval shall not be unreasonably withheld. Within thirty
(30) days after the Effective Date, Manufacturer shall deliver to Distributor all existing sales, marketing and promotional material relating to the Products in its possession.

                 d. Distributor shall maintain a competent and aggressive force of trained professional sales persons. Distributor shall train its contractors, affiliates and employees before allowing such personnel to engage in actual sales activities. The parties also agree that Distributor's trained personnel may conduct training of other Distributor personnel.

                 e. Distributor shall be responsible for the credit of its own dealers, customers and agents.

                 f. Distributor shall not change any Product in any manner, except with the prior written consent of Manufacturer. Upon the termination or expiration of this Agreement, Distributor shall immediately cease the use of any of Manufacturer's trademarks, tradenames, service marks, or brand names incorporated into the Private Label, except as provided in
Section 9 hereof.





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                 g.       Distributor shall comply in all material respects
with all applicable laws, regulations or orders of any and all governmental authorities within the Territory, including those applicable to any export/import and sales activities with respect to the Product. Distributor shall not promote Products for any uses which are not approved pursuant to the regulatory approvals applicable to the country of sale. Distributor agrees that it will not directly or indirectly do any act or thing which will constitute a violation by Distributor or Manufacturer of any applicable laws or regulations.

                 h. Distributor shall promptly advise Manufacturer of any changes or amendments to any applicable governmental rules or regulations or the issue of any new rules or regulations of any area within the Territory of which Distributor becomes aware and which would cause the Products and/or their manufacture, packaging or labeling not to meet applicable requirements or which require adjustment to the Products and/or their manufacture, packaging or labeling.

                 i. Distributor shall promptly investigate, respond to and send copies of all correspondence involving any and all complaints concerning the Products from dealers, agents, sales representatives, customers, end-users, or patients within the Territory. Manufacturer shall provide such assistance in the evaluation of complaints received by Distributor as may be reasonably requested by Distributor. Distributor shall notify Manufacturer within 25 calendar days of all complaints which are found by Distributor to be MDR reportable, except in the case of events that require immediate remedial action to prevent an unreasonably risk of substantial harm to the public health or other types of events as may be designated by FDA, in which case Distributor shall notify Manufacturer within 48 hours.

                 j. Distributor shall promptly respond to and follow up on any and all inquiries and orders concerning the Products from customers or potential customers within the Territory. In the event Distributor fails to promptly or effectively respond to any such inquiries or orders, Manufacturer shall have the right, to the extent Manufacturer deems advisable in order to protect the goodwill and/or reputation of the Products or Manufacturer, to deal directly with such customers or potential customers.

                 k. Distributor shall notify Manufacturer promptly after Distributor becomes aware of any of the following: alleged infringement by Manufacturer of the trademark, tradename, service mark, brand name, patent, trade secrets or any other intellectual property rights of any third parties; alleged infringement of Manufacturer's logo, trademark, tradename, service mark, brand name, patent, trade secrets or any other intellectual property rights of Manufacturer; any liability claims regarding the Products; any customer complaints concerning, or adverse patient reactions to, any of the Products; and any other matters that have had or may reasonably be expected to have an adverse effect on the sale of the Products in the Territory. Distributor shall forward to Manufacturer copies of all marketing information acquired on any products in competition with any of the Products.





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                 l.       Distributor shall furnish all reasonable assistance
as may be required, at Manufacturer's request and expense, to enable Manufacturer to defend against any claims of third parties that may be threatened or filed against Manufacturer or its affiliates relating to the sale or use of any of the Products in the Territory, or that Manufacturer or its affiliates may assert against third parties relating to the sale or use of any of the Products in the Territory.

                 m. Distributor shall maintain, for period of not less than five (5) years after the date of sale, or for such longer period as required by applicable law, such records as are necessary to permit each Product sold by Distributor to be traced by lot number and customer account.

                 n. Distributor shall assist Manufacturer, at Manufacturer's request, in recall of any of the Products sold pursuant to this Agreement. Manufacturer shall bear all costs of shipping the recalled Products and any replacement or repaired Products resulting from such recall.

                 o. Distributor shall be responsible for obtaining all necessary regulatory approvals, clearances, permits, licenses or other government authorizations in order to legally distribute Products in countries outside of the United States. Manufacturer agrees to cooperate with Distributor and to provide all necessary information (subject to confidentiality restrictions contained herein) necessary to obtain such regulatory approvals, clearances, permits, licenses or other government authorizations. Manufacturer agrees to provide to Distributor information on existing regulatory approvals, clearances, permits, licenses or other government authorizations of the Products with respect to countries outside of the United States.

         6.      Duties and Covenants of Manufacturer

                 a. Manufacturer shall ensure that all Products are traceable by lot or batch and that the Products are manufactured, packaged, labeled and sold to Distributor in accordance with all applicable laws, rules and regulations, including without limitation all applicable laws, rules and regulations (and instructions) of the FDA and all state equivalents thereof, (and ISO and CE mark standards) as required.

                 b. Manufacturer shall comply in all material respects with all laws, regulations or orders of any and all governmental authorities within the United States and shall use best efforts to comply in all material respects with all laws, regulations or orders of any governmental authorities outside the United States as to which Distributor has provided notice. Manufacturer agrees that it will not directly or indirectly do any act or thing which will constitute a violation by Distributor or Manufacturer of any applicable laws or regulations.

                 c. Manufacturer shall notify Distributor promptly after Manufacturer becomes aware of any matters that have had or may reasonably be expected to have an adverse effect on the sale of the Products in the Territory.

                 d. Manufacturer shall hold Distributor harmless for any violation of state or federal law in regard to maintaining Manufacturer's operations in full compliance with state and federal regulations.





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                 e.       Manufacturer shall be responsible for obtaining all
FDA regulatory clearances and/or approvals for Products in the United States. Manufacturer shall also use reasonable efforts to obtain and maintain ISO certification and CE mark approval for sale of Products in certain European countries.

                 f.       Notwithstanding the representation set forth in
Section 8c hereof, it is acknowledged that Manufacturer has entered into distribution agreements with distributors in the countries listed on Schedule III, which agreements purport to grant the distributors in such countries the exclusive rights to distribute, among other things, the Products for oral/maxillofacial bone grafting applications. Manufacturer agrees to use reasonable efforts as quickly as reasonably practicable to secure amendments to such agreements which would delete the exclusivity of such distributors' rights in such countries as soon as practicable following the date of this Agreement (other than with respect to the rights of Tokuyama Soda in Japan). In addition, consistent with the provisions of Section 1 hereof, Manufacturer agrees to substitute under such agreements and to supply only materials other than the Products to such distributors as quickly as practicable and in any event within 180 days following the Effective Date. Manufacturer also agrees to promptly notify each distributor who has rights in the countries listed on
Schedule III of the existence of this Agreement and notify such distributors that their rights are not exclusive within the oral/maxillofacial market.

                 g. Manufacturer agrees that if it should develop a new bone augmentation product with applications in the oral/maxillofacial bone grafting market, it shall present such product on a confidential basis to Distributor who shall have the right to enter into a Distribution or similar agreement which will grant to Distributor the exclusive rights to distribute such new product for oral/maxillofacial bone grafting applications on terms mutually acceptable to the parties. If Distributor declines to enter into such agreement, then for a period of six months following termination of discussions regarding the terms of such agreement, Manufacturer shall be entitled to enter into an agreement with a third party, granting the rights set forth in the preceding sentence, on terms no more favorable than those rejected by Distributor.

         7. Product Warranty - Limitations of Liability. For the period commencing with the date of shipment of the Product and continuing until the earlier of (i) the expiration date of the Product, if any, as shown on the Product package or (ii) 36 months following the date of shipment, Manufacturer warrants that the Products shall be free from defects in material and workmanship.

                 THE FOREGOING WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS-FOR-USE, AND OF ANY OTHER OBLIGATION ON THE PART OF MANUFACTURER.

                 Manufacturer's sole obligation under this warranty shall be to repair or replace any Product in breach of warranty and pay transportation expenses for such replacement at no charge to Distributor. Distributor shall bear all risk of loss or damage to returned goods while in transit. In the event no breach of warranty is discovered by Manufacturer upon receipt of any returned





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Product, the Product will be returned to Distributor at Distributor's expense and Distributor will reimburse Manufacturer for the transportation charges paid by Manufacturer because of Distributor's initial return of the Product to Manufacturer.

                 THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE FROM MANUFACTURER FOR BREACH OF ANY AND ALL WARRANTIES, IN CONTRACT, TORT OR OTHERWISE, WHETHER TO DISTRIBUTOR OR THIRD-PARTIES SHALL BE LIMITED TO THE REMEDY PROVIDED ABOVE. IN NO EVENT SHALL MANUFACTURER'S LIABILITY INCLUDE ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF MANUFACTURER SHALL HAVE KNOWLEDGE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

         8. Representations. Each party to this Agreement represents to the other as follows:

                 a. It is a corporation in good standing under the laws of its jurisdiction of incorporation, with all necessary corporate power and authority to execute, deliver and perform this Agreement.

                 b. Execution, delivery and performance of this Agreement have been approved by all necessary corporate action.

                 c. Except as disclosed in Section 6f as it relates to Manufacturer, it is not a party to any written or oral agreement, understanding, arrangement or contract that conflicts with its obligations hereunder.

         9.      Term and Termination.

                 a. This Agreement shall commence on the Effective Date and continue, unless earlier terminated pursuant to the terms hereof, for an initial term of four (4) years. The term of this Agreement shall thereafter be automatically renewed for a second term of two (2) years and thereafter for a third and successive term of one (1) year each, provided that neither party shall have given the other party at least 90 day prior written notice of its election to not renew the term of this Agreement.

                 b. Either party may give the other party written notice of termination of this Agreement if such other party is in material breach of any of its obligations under this Agreement. The termination shall become effective ninety (90) days from the date such notice is given unless, within such 90-day-period, such breach and any intervening breaches have been cured to the reasonable satisfaction of the non-breaching party.

                 c. Notwithstanding the foregoing, either party may immediately cancel any order and may immediately terminate this Agreement, in whole or in part, (i) upon the filing of any petition in bankruptcy against the other party which is not cured or dismissed within sixty (60) days thereafter,
(ii) if the other party is ordered or adjudged bankrupt, becomes insolvent or goes into liquidation, or generally fails to pay debts as they become due,
(iii) upon appointment of a





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receiver or custodian of all or a part of the other party's assets by any judicial or governmental procedure, (iv) upon admission of the other party to the benefit of any procedure for the settlement of its debts, or (v) upon seizure of all or a substantial part of the other party's assets by any judicial or governmental procedure.

                 d. Upon any termination of this Agreement: (i) Distributor shall forthwith discontinue selling the Product and making representations regarding its status as a distributor for Manufacturer, and from taking any other action or doing any other thing relating it to Manufacturer or the Product, and shall return all information and materials in its possession described in Section 5c hereof and (ii) all amounts owed from Distributor to Manufacturer shall become immediately due and payable; provided, however, that Distributor shall be entitled to continue to market and sell the Products in Distributor's inventory until such time as it has sold all Products which Distributor held in inventory prior to the termination hereof, provided further that such marketing and sales shall be made pursuant to the terms hereof.

                 e. Except as otherwise provided for herein, termination of this Agreement shall not release either party hereto from any liability which at the time of termination has already accrued to the other party hereto or which after termination may accrue in respect of any act or omission prior to termination of from any obligation which is expressly stated herein to survive termination.

         10.     Indemnification.

                 a. Distributor (including any individual affiliates of Distributor, jointly and separately) will indemnify, defend and hold harmless Manufacturer, Manufacturer s officers, directors, employees and agents from and against any and all losses, liabilities, damages and expenses, including, but not limited to, court costs and actual attorneys fees (collectively, "Losses") suffered or incurred by them as a result of (i) the breach of any of Distributor s duties or covenants under this Agreement; (ii) any warranty made or implied by Distributor, its employees or its agent to the extent that it exceeds or differs from the provisions of this Agreement; and (iii) the breach of any of the representations and warranties of Distributor set forth in this Agreement. The foregoing indemnity shall not require payment as a condition deprecedent to recovery and shall survive termination of this Agreement.

                 b. Manufacturer (including any individual affiliates of Manufacturer, jointly and separately) will indemnify, defend and hold harmless Distributor, Distributor s officers, directors, employees and agents from and against any and all losses, liabilities, damages and expenses, including, but not limited to, court costs and actual attorneys fees (collectively "Losses") suffered or incurred by them as a result of (i) the breach of any of the Manufacturer s duties or covenants under this Agreement, (ii) the breach of any of the representations and warranties of Manufacturer set forth in this Agreement, excluding that covered by the breach of Product Warranty set forth in Section 7 hereof, (iii) any claims of (actual or alleged) infringement of patent, trademark, trade secret or other intellectual property rights of any third party in connection with the manufacture, sale, distribution or use of the Products. The foregoing indemnity shall not require payment as a condition precedent to recovery and shall survive termination of this Agreement, and (iv) any claims brought by Tokuyama Soda or any person claiming through Tokuyama Soda, with respect to distribution of Products outside of Japan.

         11.     Insurance

                 a. Without in any way limiting Manufacturer's or Distributor's respective liability pursuant to the indemnity requirements of
Section 9 of this Agreement, Manufacturer and Distributor shall each purchase and maintain, during the term of this Agreement, Product Liability Insurance as follows:

                          (i)     Limits of liability of not less than
$1,000,000 per claim or occurrence, and $ 5,000,000 each annual aggregate.

                          (ii)    Such insurance shall include the requirement
that the insurer provide the other party with 30 days written notice prior to the effective date of any cancellation or material change in the insurance.

                          (iii)   Such insurance shall name the other party and
its agents and employees as additional insureds and shall provide that said insurance is primary coverage with respect to all insureds.

                          (iv)    In the event such insurance is on a "Claims
Made" basis, Manufacturer and Distributor, as the case may be, shall purchase and maintain an extension of coverage or "tail" for a period of 4 years following the termination of this Agreement.

                 b. The parties shall notify each other of any claim that is made which appears to be covered by such insurance as soon as practical, but in no event later than 15 days after either party becomes aware of such claim.

         12.     Proprietary Rights, Confidentiality, License.

                 a. Distributor acknowledges that Manufacturer is the owner of all patents, patent applications, trade secrets and intellectual property rights relating to the Products and all the trademarks (except the Private Label, excluding the incorporation of any of Manufacturer's trademarks or trade names into the Private Label) used in the promotion and sale of the Products, and that Distributor has no rights or interest in or to such patents, patent applications, trade secrets, intellectual property rights, trademarks and tradenames. Distributor shall never contest the exclusive right of Manufacturer to such patents, patent applications, trade secrets, intellectual property rights, trademarks and tradenames. Distributor shall have no further rights or interest in such trademarks and tradenames. All Products sold to Distributor under this Agreement shall be marketed or resold only in the original packages and shall not be repackaged, relabeled or otherwise marked.

                 b. The parties acknowledge that any and all trade secrets, ideas, information, research, methods, improvements, patents, copyrighted material and all other confidential information, and the good will associated with them, owned or developed by one party (the "disclosing party") and directly or indirectly revealed to the other party (the "receiving party") are, and shall remain, the sole and exclusive property of the disclosing party. All such information and knowledge about the disclosing party, its products, services, standards, specifications, procedures and techniques, which are not in the public domain or generally known in the industry, and such information and material as the disclosing party may designate in writing as confidential, shall be deemed confidential for purposes of this Agreement. The receiving party agrees to keep all such information confidential and to use it only for the purpose and in the manner authorized by the disclosing party. Each party agrees that during and after the termination of this Agreement, neither the receiving party nor any of its agents or employees shall copy or disclose to any other person or entity, or use for any purpose other than as contemplated by this Agreement, any proprietary or confidential information in contravention of this Section. At the disclosing party's request, the receiving party shall enforce any such agreement on the disclosing party's behalf.

                 c. Subject to the terms and conditions of this Agreement, Manufacturer hereby grants to Distributor an exclusive world- wide royalty-free license to use the marks "Interpore 200" and "IP200" (the "Licensed Marks") in the marketing and sales of the Products pursuant to this Agreement. This license does not include the right to Sublicense and is not assignable without he prior written consent of Manufacturer.

                 d. Distributor agrees to use the Licensed Marks in a commercially acceptable and reasonable manner and style to protect and enhance the image and reputation of the Licensed Marks and Manufacturer, and to ensure that no such use shall reflect adversely upon the goodwill, prestige or reputation of the Licensed Marks or Manufacturer.

                         (1) The cost of all advertising for products which contain the Licensed Marks and are distributed by Distributor shall be borne by Distributor.

                         (2) In the event that Manufacturer shall object to any label, packaging or advertising as violating the provisions of this Section 12, Manufacturer shall notify Distributor in writing of any objection and afford Distributor sixty (60) days to introduce new labels, packaging, marketing or advertising.

                         (3) Distributor shall use appropriate trademark notices on al the labels and advertising and all other written embodiments of the Licensed Marks, including the federal trademark notice "(R)" in the United States.

                 e. The parties acknowledge and agree that great value is placed on the Licensed Marks and the goodwill associated therewith, that the consuming public and the industry now associate the Licensed Marks with products and services of consistently high quality, and that the terms and conditions of this Agreement are necessary and reasonable to assure the consuming public and the industry that all goods and services provided hereunder are of the same consistently high quality as the goods and services currently offered by Manufacturer under the Licensed Marks. Distributor shall use the Licensed Marks only in connection with the Products. Upon Manufacturer's reasonable request, Distributor shall furnish to Manufacturer, at no expense to Manufacturer, one (1) sample of all items used in connection with the Licensed Marks, including, but not limited to, a sample of each product sold under the Licensed Marks as well as packaging, labels, stickers, advertising, displays and promotional or marketing literature and materials. Following its review of such items, Manufacturer agrees to return the same to Distributor. Distributor shall use the Licensed Marks on and in connection with the Products and the packaging, advertising and promotion thereof, in a manner consistent with proper trademark usage.

                 f. Distributor shall not, during the term of this Agreement or thereafter, contest the validity of Manufacturer's rights to the Licensed Marks nor willingly become an adverse party to litigation in which such rights are contested. Manufacturer shall not, during the term of this Agreement, say, write, or do anything which would diminish the goodwill of (i) Distributor, its officers or employees or (ii) Distributor's affiliates or their officers or employees or (iii) the Licensed Marks. Distributor shall not, during the term of this Agreement, say, write, or do anything that would diminish the goodwill of (i) Manufacturer, its officers or employees, (ii) Manufacturer's affiliates or their officers or employees, or (iii) the Licensed Marks. Distributor agrees to promptly inform Manufacturer by written notice of any suits or claims for infringement or similar actions alleged to have occurred by reason of Distributor's use of the Licensed Marks, pursuant to this Agreement. Distributor agrees that it will not settle or compromise any such action or claim relating to the Licensed Marks or related matters without the written consent of Manufacturer. Distributor shall promptly notify Manufacturer of any uses of the Licensed Marks or related marks which may constitute infringement or imitation by others of which Distributor has actual knowledge.

        13. Assignment. This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld and any such assignment or transfer without such prior written consent shall be null and void and of no force or effect whatsoever, provided, however, that either party may assign this Agreement without the other party's consent in connection with the sale of substantially all of the assets associated with such party's business.

        14. Entire Agreement. This Agreement constitutes the complete, final and exclusive statement of the terms of the understanding between the parties concerning the purchase, sale and distribution of the Products. This Agreement supersedes all prior agreements and understandings concerning its subject matter and may not be amended without further written agreement of both parties. If any provision of this Agreement should be found to be invalid or unenforceable, all of the other provisions shall nonetheless remain in full force and effect to the maximum extent permitted by law.

        15. Applicable Law. This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the internal laws of the State of California.

        16. Attorneys' Fees. In any action or proceeding arising hereunder, the prevailing party shall be entitled to cover its costs and reasonable attorneys' fees, as determined by the court.

        17. Limitation on Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES HEREUNDER.

        18. Arbitration. All disputes arising in connection with this Agreement shall be finally settled by final binding arbitration. The arbitration shall be held in Orange County California, U.S.A., and conducted in accordance with the Commercial Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Each party shall bear its own expenses of the arbitration, but the arbitrator's fees and costs shall be borne equally between the parties participating in the arbitration. The member or members of the panel or arbitrators shall, to the extent possible, each be familiar with the industry to which this Agreement relates.

        19. Notices. Any notice required or permitted hereunder shall be given in writing by hand delivery, by carrier guarantying overnight delivery, by prepaid certified mail, return receipt requested, or by facsimile or similar electronic means, addressed to the parties at their respective addresses above (or such other addresses as they may from time to time designate) and directed to the attention of the president of the recipient. Notice by hand delivery shall be effective upon receipt. Notice by carrier guarantying overnight delivery shall be effective upon the day following delivery of the notice to such carrier. Notice by mail shall be deemed received five (5) days after mailing. Electronic notice shall be effective upon receipt of confirmation of transmission.

        20. Controlling Forms. It is understood that Manufacturer and Distributor may use their standard purchase order and sales agreement forms during the performance of this Agreement and that the Products may be ordered by such order forms or by telephone or fax. All telephone orders must be confirmed in writing as soon after the order is placed as practicable and any such confirming order must plainly be marked with the word, "CONFIRMATION", on its face. Any purchase order, sales agreement or other form used by the parties hereto shall be used for convenience only and any terms or provisions which may be contained therein which are in addition to or inconsistent with those contained herein shall have and be of no force and effect.

        21. Waiver. Any party's failure to insist, in one or more instances, upon the performance of any term or terms of this Agreement shall not be construed as a waiver or relinquishment of right to such performance or the future performance of such term of terms, and the other party's obligation with respect thereto shall continue in full force and effect.

        22. Force Majeure. The obligations of either party to perform under this Agreement shall be excused if such failure to perform or any delay is caused by acts of God or the public enemy, strikes, civil commotion, riots, war, revolution, fire, explosion, flood, compliance with or other action taken to carry out the intent or purpose of any law or regulation, or any other cause reasonably beyond the control of the party obligated to perform. Upon the occurrence of such an event, the duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance under this Agreement, provided, however, that if such suspension shall continue in excess of sixty (60) days, the parties shall meet and attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement.

        23. Rights Cumulative. Each and all of the respective rights and remedies of the parties hereunder shall be considered to be cumulative with and in addition to any other rights or remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.

        24. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and, when executed separately or together, shall constitute a single original instrument, effective in the same manner as if the parties have executed one and the same instrument.

        25. Amendments. Except for changes, modifications or additions to the Schedules hereto, no change in, modification of or addition to the terms and conditions contained in this Agreement shall be valid unless set forth in a written document signed by both parties, which specifically states that it constitutes an amendment to this Agreement.

        26. Publicity. Neither party will originate any publicity, new release, or other public announcement, written or oral, whether to the public press, to holders of publicly owned stock, or otherwise, relating to this Agreement, to any amendment thereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party. Such approval will not be unreasonably withheld.

//

//

//

//

//

                 IN WITNESS WHEREOF, this Agreement has been executed by the undersigned authorized representatives of the parties as of the Effective Date stated above.





                                             INTERPORE ORTHOPAEDICS, INC.
                                             a Delaware  Corporation


                                             __________________________________
                                             David C. Mercer
                                             President & Chief Executive Officer



                                             STERI-OSS INC.,
                                             a Delaware corporation



                                             __________________________________
                                             Kenneth A. Darienzo
                                             President

                               Index to Schedules




Schedule I        -     Product and Price List



Schedule II       -     Specification



Schedule III      -     Countries with Existing Exclusive Distribution
                        Agreements

                                   SCHEDULE I



                             PRODUCT AND PRICE LIST

                                  SCHEDULE II


                                 SPECIFICATION

                                  SCHEDULE III


           COUNTRIES WITH EXISTING EXCLUSIVE DISTRIBUTION AGREEMENTS